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                                  CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                         (405)848-8000, EXT. 232

FOR IMMEDIATE RELEASE                             TOM PRICE, JR.,VICE PRESIDENT-
MARCH 31, 1998                                             CORPORATE DEVELOPMENT
                                                         (405)848-8000, EXT. 257


              CHESAPEAKE ENERGY CORPORATION CONTINUES MID-CONTINENT
                    CONSOLIDATION; ANNOUNCES TRANSACTION WITH
                            GOTHIC ENERGY CORPORATION

OKLAHOMA CITY, OKLAHOMA, MARCH 31, 1998 -- Chesapeake Energy Corporation (NYSE:CHK) today announced that it has negotiated a significant transaction with Gothic Energy Corporation (NASDAQ:GOTH) whereby Chesapeake will:

     * obtain the right for five years to develop 50% of Gothic's current and subsequently acquired undeveloped reserves. These reserves presently consist of approximately 60 billion cubic feet of natural gas equivalent (bcfe) of proved undeveloped reserves and a substantial amount of probable and possible reserves,

     * acquire 50% of Gothic's proved developed natural gas reserves of 45 bcfe in Oklahoma's Arkoma Basin for $20 million cash,

     * obtain the right to participate during the next five years in subsequent producing property and leasehold acquisitions by Gothic,

     * purchase 100% of Gothic's newly issued $50 million 12% Series B Senior Preferred Stock that matures on June 30, 2008,

     * receive ten-year warrants exercisable into 15% of Gothic's currently outstanding common stock for $0.01 per share, and

     * have the right to designate for election one member to Gothic's five-person Board of Directors.

The transaction is scheduled to close in late April and is contingent upon Gothic successfully completing a high-yield debt offering during April.

Gothic, an independent oil and gas production company based in Tulsa, Oklahoma, was founded in 1994 by Michael K. Paulk, Gothic's Chief Executive Officer. As of December 31, 1997, Gothic's proved reserves consisted of 387 bcfe, of which 76% were proven developed reserves and 92% were natural gas reserves. The present value of the estimated future net revenue (before income taxes and discounted at 10%) of these reserves was $351 million as of December 31, 1997.



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Approximately 65% of Gothic's reserves were acquired in a January 1998 purchase from Amoco Production Company. In the Amoco transaction, Gothic acquired approximately 237 bcfe of proven reserves and significant probable and possible reserves for consideration of $238 million. The acquired properties consisted of Amoco's interests in some of Oklahoma's most prolific natural gas fields, including Caddo-Springer, Northwest Okeene/Cedardale, Cement and the Watonga-Chickasha Trend, all located in the Anadarko Basin, and the Northeast Wilburton, South Panola, and the Choctaw Thrust Trend areas of the Arkoma Basin. Chesapeake already owns substantial assets in each of these fields and will realize significant economic benefits from further consolidation.

             CHESAPEAKE/GOTHIC MID-CONTINENT PARTICIPATION AGREEMENT

The Chesapeake/Gothic Mid-Continent Participation Agreement provides Chesapeake with the right from March 31, 1998 through April 30, 2003 to propose, drill, and complete wells on Gothic's existing and subsequently acquired leasehold in Oklahoma, Texas, Kansas, Arkansas and New Mexico. Chesapeake will have the right to acquire up to 50% of Gothic's interest in these wells and will also have the first right of refusal on a well-by-well basis to acquire the remaining 50% interest if Gothic chooses not to participate.

Furthermore, Chesapeake will have the right to participate with up to a 50% interest in any Gothic property acquisition entered into during the term of the participation agreement. Gothic will not acquire any reciprocal drilling or acquisition rights on Chesapeake's properties during the term of the participation agreement.

                   ARKOMA BASIN PRODUCING PROPERTY ACQUISITION

Gothic has also agreed to sell to Chesapeake a 50% interest in Gothic's 45 bcfe of proved developed natural gas reserves in the Arkoma Basin for $20 million. The properties consist of 78 operated wells and 101 non-operated wells, which in 1997 produced at the rate of 16 million cubic feet of natural gas per day, net to Gothic's interest. The properties are 100% natural gas, have a reserve-to-production index of eight years, and have production expenses of $0.20 per mcfe. Virtually all of the properties are located in the Choctaw Thrust Trend of Pittsburg and Latimer Counties, Oklahoma where the Spiro, Wapanucka, and Atoka formations produce at depths from 10,000 to 16,000 feet.

Chesapeake already operates 12 wells in the Choctaw Thrust Trend and is actively conducting a Deep Spiro 3-D based drilling program which during the past two years has developed 24 bcfe from 4 wells. Approximately 50% of Chesapeake's reserves in the Choctaw Thrust Trend were acquired through its December 1997 acquisition of AnSon Production Corporation. The combination of Chesapeake's successful drilling program and its AnSon and Gothic transactions provide Chesapeake with a core area of Arkoma Basin assets consisting of approximately 90 bcfe of proven reserves and more than 100,000 acres of undeveloped leasehold.

                           PREFERRED STOCK INVESTMENT

As a result of the Amoco transaction, Gothic's balance sheet became highly leveraged. In response, Gothic hired Donaldson, Lufkin & Jenrette Securities Corporation to develop a



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financing plan that would reduce its leverage and provide greater liquidity so that it could begin developing the Amoco properties.

Subject to Gothic completing a high-yield debt offering that would substantially reduce or eliminate its current bank loans and repay its existing senior notes, Chesapeake has agreed to participate in Gothic's recapitalization effort by agreeing to purchase 100% of Gothic's new issue of $50 million 12% Series B Senior Preferred Stock. Additionally, Chesapeake will receive warrants to purchase 15% of Gothic's currently outstanding common stock at any time during the next ten years at an exercise price of $0.01 per share. Chesapeake will also have the right to designate one member to Gothic's five person board of directors.

                               MANAGEMENT COMMENT

Aubrey K. McClendon, Chesapeake's Chairman and Chief Executive Officer stated, "We believe the transaction is beneficial for both companies. Chesapeake acquires 50% of the upside associated with Gothic's underdeveloped assets, 50% of Gothic's proved developed Arkoma Basin properties at an attractive acquisition price, ten year warrants for 15% of Gothic's common stock, and a preferred stock investment that we believe will be worth $50 million after Gothic's recapitalization. For its part, Gothic will receive $70 million in cash needed to help fund its recapitalization and improve liquidity. Gothic will also benefit from Chesapeake's land and technical teams that can move more aggressively to develop Gothic's large inventory of undeveloped drillsites.

The Gothic transaction highlights Chesapeake's ability to act entrepreneurially even as the company increases in size. We are leveraging our technical teams' geological, geophysical and drilling expertise with management's deal-making skills to design a transaction that creates significant value for both parties. We expect to find additional opportunities to assist smaller public and private companies in meeting their financial and technical needs while capturing attractively valued natural gas properties, particularly in the Mid-Continent and western Canada. In combination with our Bayard, Pan East and Ranger deals, the Gothic transaction affirms Chesapeake's attractiveness as a creative industry partner."

Tom L. Ward, Chesapeake's President and Chief Operating Officer commented, "Gothic's properties are located in the Anadarko and Arkoma Basins where we have been aggressively expanding our asset base during the past six months. We have intensively researched Gothic's properties, both through the Amoco divestiture process and through the course of this transaction, and are very excited about the upside potential of these assets. Amoco recently completed 3-D seismic surveys on several of their key Oklahoma fields but did not have time to begin a 3-D based drilling program prior to the Gothic transaction. Many of Gothic's wells are located on 640 acre spacing units where little or no increased density drilling activity has occurred during the past thirty years. The Gothic properties fit the classic definition of high quality, long-lived, underdeveloped assets that you dream of acquiring in this business. We are eager to close this transaction and to begin working with Gothic in aggressively developing these assets in the months ahead."

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Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City. The company's operations are focused on exploratory and developmental drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada. The company's Internet address is http://www.chesapeake-energy.com.

The information contained in this release includes certain forward-looking statements. When used in this document, the words budget, budgeted, anticipate, expects, estimates, believes, goals or projects and similar expressions are intended to identify forward-looking statements. It is important to note that Chesapeake's actual results could differ materially from those projected by such forward-looking statements. Important factors that could cause actual results to differ materially from those projected in the forward-looking statements include, but are not limited to, the following: production variances from expectations, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations and acquisition strategy and the related need to fund such capital requirements through commercial banks and/or public securities markets, environmental risks, drilling and operating risks, risks related to exploration and development drilling, the uncertainty inherent in estimating future oil and gas production or reserves, uncertainty inherent in litigation, competition, government regulation, and the ability of the Company to implement its business strategy, including risks inherent in integrating acquisition operations into the Company's operations.


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